UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2007

CryoCor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51410	33-0922667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9717 Pacific Heights Boulevard San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 909-2200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2007, the Compensation Committee of our Board of Directors (the “Compensation Committee”) approved a cash bonus to be paid to Helen S. Barold, M.D., M.P.H. FACC, FHRS, our Chief Medical Officer, in the amount of $200,000 in recognition of her work on our behalf in connection with the recent approval by the U.S. Food and Drug Administration of our application for pre-market approval relating to the use of our cryoablation system for the treatment of atrial flutter.

In addition, on August 20, 2007, the Compensation Committee authorized the execution of amendments to the employment agreements of Edward F. Brennan, our President and Chief Executive Officer, and Gregory J. Tibbitts, our Vice President, Finance and Chief Financial Officer, to extend the periods during which severance benefits are to be paid after a termination of employment without cause, as well as to update certain other terms of the employment agreements relating to tax consequences and to ensure compliance with current applicable tax laws. With respect to Dr. Brennan, the Compensation Committee approved an extension of his severance period from nine to 15 months and, with respect to Mr. Tibbitts, from six to 12 months. Dr. Brennan’s severance benefits include continuation of base salary, reimbursement of COBRA benefits and acceleration of vesting of stock options. Mr. Tibbitts’ severance benefits include continuation of base salary. We anticipate executing amendments to Dr. Brennan’s and Mr. Tibbitts’ employment agreements in the near future to give effect to such amended terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoCor, Inc.

By:	/s/ Gregory J. Tibbitts
Gregory J. Tibbitts
Vice President, Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: August 24, 2007